Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
APRIL 7, 2014		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES COMPLETION OF BANK OF GASSAWAY ACQUISITION

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI) a $1.1 billion community bank holding company with two bank subsidiaries announced that the acquisition of the Bank of Gassaway (“Gassaway”) was completed effective with the close of business on April 4, 2014.  Gassaway, a $172 million bank (as of December 31, 2013) headquartered in Gassaway, West Virginia, was purchased by Premier Bank, Inc., Premier’s wholly owned bank subsidiary, for $20.25 million under terms of an amended and restated agreement of merger dated January 3, 2014.

Premier President and CEO Robert W. Walker commented, “The Bank of Gassaway is a natural fit to expand Premier Bank’s branch network into Braxton and Clay counties with locations in Gassaway, Sutton, Flatwoods, Clay and Burnsville and geographically connects our Traders Division locations in Ripley and Spencer with our First Central Division locations in Buckhannon, Bridgeport and Philippi.  As a cash purchase, the earnings from the Bank of Gassaway locations will become immediately accretive to Premier’s earnings.”

Premier Financial Bancorp recently announced record annual net income of $13,229,000 ($1.49 per diluted share) during the year ending December 31, 2013, a 28.2% increase from the $10,323,000 ($1.24 per diluted share) reported for the year ending December 31, 2012.  The increase in net income in 2013 was largely due to a decrease in the provision for loan losses and a decrease in operating expenses when compared to 2012 results.  Premier also owns Citizens Deposit Bank, a $363 million bank headquartered in Vanceburg, Kentucky with locations from Proctorville and Ironton, Ohio to Maysville and Eminence, Kentucky.

Certain Statements contained in this news release, including without limitation, statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.